UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2024

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	GLP	New York Stock Exchange

Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr A	New York Stock Exchange

9.50% Series B Fixed Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 23, 2024, Global Partners LP (the “Partnership”), as Buyer, entered into an Amended and Restated Equity Purchase Agreement (the “A&R Purchase Agreement”) with Gulf Oil Limited Partnership (the “Seller”) in response to concerns raised by the Federal Trade Commission and the State Attorney General of Maine. The A&R Purchase Agreement amends certain provisions of the Equity Purchase Agreement between the Partnership and Seller, dated December 15, 2022, which was previously filed as Exhibit 2.4 to the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and is incorporated herein by reference (the “Original Purchase Agreement”).

Pursuant to the Original Purchase Agreement, the Partnership would have acquired all the issued and outstanding equity interests of New Haven NewCo, Woodbury NewCo, Portland NewCo, Linden NewCo and Chelsea NewCo, each as defined in the Original Purchase Agreement (collectively, the “Target Companies”), for a purchase price of $273 million in cash, subject to certain customary adjustments to primarily take into account the actual amount of certain assets and liabilities of the Target Companies as of the closing date (the “Gulf Transaction”). The Target Companies each will contain all of the assets exclusively related to the ownership and operation of, and the receipt, storage and throughput of refined products at certain operating, refined-products terminals located in New Haven, CT, Thorofare, NJ, Portland, ME, Linden, NJ and Chelsea, MA, respectively.

Pursuant to the A&R Purchase Agreement, all substantive material terms of the Original Purchase Agreement remain unchanged except: (a) the Seller’s refined-products terminal located in Portland, ME has been removed from the Gulf Transaction, and (b) the purchase price has been reduced to $212.3 million in cash, subject to certain customary adjustments to primarily take into account the actual amount of certain assets and liabilities of the Target Companies (other than Portland NewCo) as of the closing date (the “Revised Gulf Transaction”).

Closing of the Revised Gulf Transaction is conditioned upon the satisfaction or waiver of customary closing conditions, including closing of the Pre-Closing Reorganization (as defined in the A&R Purchase Agreement) and delivery of specified deliverables required by the A&R Purchase Agreement.

The A&R Purchase Agreement contains customary representations and warranties and covenants by each of the parties. Among other covenants, during the period between the execution of the A&R Purchase Agreement and the closing of the Revised Gulf Transaction, the Seller has agreed to, and to cause its subsidiaries to, conduct its business in the ordinary course of business and will not, and will cause its subsidiaries not to, with respect to its business and the Target Companies (other than Portland NewCo), engage in certain types of activities and transactions.

At closing, subject to the terms and conditions set forth in the A&R Purchase Agreement, the Partnership will assume certain liabilities and obligations of the Seller related to the Target Companies (other than Portland NewCo), excluding certain environmental liabilities retained by the Seller as identified in the A&R Purchase Agreement.

The Partnership expects to finance the Revised Gulf Transaction with borrowings under its revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC
its general partner

Dated: February 28, 2024	By:	/s/ Sean T. Geary
Sean T. Geary
Chief Legal Officer and Secretary